EXHIBIT 10.1

MASTER SERVICES CONSULTING AGREEMENT

COVER SHEET

This Master ServicesConsulting Agreement is made as of September 16, 2015.

WHEREAS:

A.

Sproule ("Sproule") is a petroleum consulting firm providing a range of services, including petroleum, natural gas and by-products reserve and resource evaluations, assessments and reviews, reservoir studies, field development studies and plans, merger and acquisition technical advisory services and educational opportunities.; and

B.	Black Stallion Oil & Gas, Inc. ("Customer") wishes to retain Sproule to provide various petroleum-related consulting services and Sproule wishes to provide such services to the Customer;

NOW THEREFORE, in consideration of the mutual covenants contained herein, Sproule and the Customer (each a "Party") agree to the Terms and Conditions for Consulting Services attached hereto and all exhibits, schedules and other written supplements attached hereto (all such documents collectively referred to as the "Agreement").

The Parties to this Agreement are the following:

Name:	Sproule	Name:	Black Stallion Oil & Gas, Inc.

Address:	900, 140 - 4th Avenue S.W. Calgary, Alberta, Canada T2P 3N3	Address:	633 W. 5th Street, 26th Floor Los Angeles, CA 90071 USA

Telephone:	(403) 294-5500	Telephone:	(778) 227-9239

Facsimile:	(403) 294-5590	Facsimile:	(213) 223-2317

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed effective as of the date first written above (the "Effective Date").

Sproule		Black Stallion Oil & Gas, Inc.

Per:	/s/ Barrie F. Jose	Per:	/s/ George Drazenovic
Name:	Barrie F. Jose, M.Sc., P.Geoph.	Name:	Mr. George Drazenovic
Title:	Vice President – Geosciences, International & Partner	Title:	C.E.O. and Director

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TERMS AND CONDITIONS FOR CONSULTING SERVICES

ARTICLE 1

INTERPRETATION

1.1	Sections and Headings

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section, subsection, clause or Schedule refers to the specified Article, Section, subsection, clause or Schedule of this Agreement. In this Agreement, the terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section, Recital, subsection, clause, Schedule or other provision hereof.

1.2	Schedules

The following Schedules form part of this Agreement:

Schedule "A" - Services

Schedule "B" – Budget Amount and Fees

Schedule "C" - Sproule Employees

1.3	Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are stated in United States currency.

ARTICLE 2

SERVICES AND CONSIDERATION

2.1	Services to be Provided

Subject to the terms and conditions in this Agreement, Sproule shall provide to the Customer petroleum-related consulting services, as requested from time-to-time by the Customer. The scope of the services to be provided will be defined on a project-by-project basis (each a "Project") and will be set forth and described in work plans pursuant to Sections 2.2 hereto and as attached hereto as Schedule "A-#", including specifically the preparation and delivery of a report in respect of each Project (each a "Report") (collectively, the "Services"). Each Project shall include Sproule’s current consulting fee schedule ( the “Fees”) and a maximum approved expenditure, based on the Fees for providing the Services (the "Budget Amount") to be clearly identified and included in a corresponding Schedule "B-#". A list of Sproule employees to be principally involved in providing the Services ("Key Employees") will be included in a corresponding Schedule "C-#". Sproule shall be responsible for performing and providing all of the Services which are to be provided hereunder in the manner described in each Schedule "A-#".

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2.2	Work Plan for a Project

At the request of the Customer, the Parties will work together to develop a work plan outlining the nature and scope of work, start date, timing, deliverables, Key Employees, estimated costs, and the Budget Amount for Sproule to complete a Project.

2.3	Approvals

Each work plan must be approved and signed by both Parties before work commences under such work plan. Each work plan must be sequentially numbered as Schedule A-# (starting with "Schedule A-1"), with corresponding Schedules B-# and C-#, each dated, signed by both Parties and attached to this Agreement. When a Schedule A-#, Schedule B-# or Schedule C-# is executed by both Parties and attached hereto it shall be incorporated into and form part of this Agreement.

2.4	Amendments to a Schedule

Subject to Section 2.5, once a Schedule A-#, Schedule B-# or Schedule C-# has been executed and attached hereto pursuant to Section 2.3, such Schedule may only be amended by written consent of the Parties.

2.5	Termination of a Schedule A Work Plan

The Customer may terminate a Project and the corresponding Schedules A-#, B-# and C-# at any time upon providing no less than fifteen (15) days prior written notice to Sproule. Upon termination of a Project, the Customer shall be liable to make payments hereunder for Services rendered on such Project prior to the date of termination of the Project. The Services which are to be provided in accordance with the terms hereof may only be expanded or amended with the written consent of the Parties.

2.6	Service Standards

a)

Sproule shall provide the Services with skill, care and diligence in accordance with generally accepted standards, methods, practices and petroleum engineering principles and in accordance with the provisions of this Agreement.

b)

Each reserves or resources Report shall be prepared in accordance with the guidelines set out in the Canadian Oil & Gas Evaluation Handbook, the SPE-PRMS guidelines, or such other standards as may be applicable, and as specifically set out in the work plan for the Project.

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c)	Prior to delivery of a final Report, Sproule and the Customer shall jointly review a draft of such final Report.

d)

The provision of the Services, including each Report, will be supervised by the Key Employees at Sproule who are listed in the Schedule "C" which corresponds to such Project. Sproule reserves the right to replace any of such individuals from time to time with other employees of equivalent industry experience and subject to Customer's consent, such consent not to be unreasonably withheld.

e)	Prior to delivery to the Customer, each Report shall be reviewed by one of the Sproule Executive.

f)

Any estimate of reserves, valuations or any other conclusions provided by Sproule in a Report represent opinions of Sproule, which opinions shall be prepared in accordance with generally accepted petroleum engineering principles and standards in respect of similar conclusions. Sproule does not make any representations or warranties in respect of such opinions.

g)

The Customer acknowledges that Sproule will receive information and documents from the Customer and third parties for the purpose of enabling Sproule to provide the Services. Sproule shall not be responsible or liable for the accuracy or completeness of any information forming part of the Services (including any Report) that is derived from such information and documents. Sproule shall make all reasonable efforts to ensure the accuracy, quality and reliability of the Services (including each Report) provided to the Customer.

2.7	Delivery of Report

a)

For each Project carried out hereunder, Sproule shall deliver the number ofpapercopies of the final Report to the Customer specified in the Schedule "A-#" for that Project and an electronic version of the final Report. Additional copies of the final Report shall be provided upon request and at the expense of the Customer.

b)	Sproule shall be entitled to retain, for its files, a copy of each Report that it prepares for the Customer in providing the Services.

ARTICLE 3

CONSIDERATION AND PAYMENT

3.1	Fees

Subject to the terms and conditions in this Agreement, the Customer shall pay Sproule the Fees for the Services as set forth in each Schedule "B-#" for each Project. The Fees set forth in each Schedule "B-#" shall be deemed to be all inclusive unless specifically provided otherwise and shall be based on the then current Sproule Consulting Fee Schedule.

3.2	Payment

During the term of this Agreement, Sproule shall provide to the Customer an invoice of the Fees payable pursuant to Section 3.1 for Services performed during the preceding month. The Customer shall remit payment of the Fees for such Services within 30 days of the date of receipt of each invoice.

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ARTICLE 4

REPRESENTATIONS

4.1	Representations of Sproule

Sproule represents, at the time it executes the Cover Sheet and throughout the term of this Agreement, that:

a)

it has full power and authority to undertake the obligations set forth in this Agreement and that it is not a party to any agreement, nor will it enter into any other agreement, that would be breached by or that would prohibit it from entering into or performing this Agreement or that would conflict with the Services which it provides pursuant to this Agreement; and

b)	it is fully experienced and properly qualified to perform the Services.

4.2	Representations of the Customer

The Customer represents at the time it executes the Cover Sheet and throughout the term of this Agreement, that it has full power and authority to undertake the obligations set forth in this Agreement and that it is not a party to any agreement, nor will it enter into any other agreement, that would be breached by or that would prohibit it from entering into or performing this Agreement.

ARTICLE 5

TERM AND TERMINATION

5.1	Initial Term

This Agreement shall continue in force for a term of twelve (12) months, commencing on the date hereof and ending on the anniversary of such date (the "Initial Term"), unless terminated pursuant to and in accordance with Section 5.3.

5.2	Renewal Term

The Initial Term shall be renewed and extended for further consecutive twelve (12) month periods (each a “Renewal Term”), automatically unless either Party advises the other Party no less than thirty (30) days prior to the expiry of the Initial Term or each Renewal Term, as applicable, of its intention not to renew. Each Renewal Term shall commence on the day immediately following the last day of the Initial Term or the previous Renewal Term (as applicable) and shall end on the day before the anniversary of such date of the following year. During each Renewal Term, all terms and conditions of this Agreement shall continue to apply without amendment unless otherwise agreed in writing between the Parties, and the Renewal Term shall become the Term for all purposes of this Agreement, mutatis mutandis. If neither Party provides notice to terminate as contemplated above, Sproule shall continue to provide the Services upon the terms and conditions herein contained, and Customer shall continue to be bound by this Agreement. Notwithstanding the foregoing, the Fees payable pursuant to Section 3.1 for the Services during the Renewal Term shall be based on the then current Sproule Consultant Fee Schedule.

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5.3	Termination

The Parties may terminate the Agreement as follows:

a)	either Party may terminate this Agreement at any time upon providing no less than fifteen (15) days prior written notice to the other Party; or

b)

either Party may terminate this Agreement upon three business days prior written notice to the other Party if the other Party materially breaches the Agreement and fails to rectify such breach within three business days of receipt of written notice of such breach.

5.4	Survival of Obligations

Notwithstanding anything to the contrary contained herein, no termination or expiration of this Agreement shall: (a) affect the rights or obligations of the Parties hereto with respect to any then existing defaults or the obligation to make any payment hereunder for Services rendered prior to the date of termination or expiration of this Agreement; or (b) affect the rights or obligations of either Party hereto with respect to the provisions in Articles 3, 6, 7 and 8.

ARTICLE 6

INDEMNIFICATION AND LIABILITY

6.1	Indemnification

a)

Sproule shall indemnify and save the Customer harmless of and from any losses, liabilities, claims, damages, expenses, legal fees, disbursements, fines, penalties, demands, suits and proceedings (collectively, "Damages") suffered by, imposed upon, sustained or asserted against the Customer as a result of or in connection with:

(i)	the breach or the failure by Sproule to perform any covenants or obligations or agreements that Sproule is to perform under this Agreement; or

(ii)	any inaccuracy of any representation or warranty given by Sproule contained in Section 4.1

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b)	The Customer shall indemnify and save Sproule harmless of and from any Damages suffered by, imposed upon, sustained or asserted against Sproule as a result of or in connection with:

(i)	any third party claim against Sproule or any of its affiliates in respect of the Services, including the Report, provided by Sproule;

(ii)	any inaccuracy of any representation or warranty given by the Customer contained in Section 4.2; or

(iii)	the breach of, or the failure to perform, any covenants, obligations or agreements that the Customer is to perform under this Agreement.

6.2	Limitations on Liability

a)

Notwithstanding any other provision of this Agreement, in no event shall Sproule, or any of its directors, officers, employees, contractors or agents be liable to the Customer for any special, incidental, indirect, punitive or consequential damages, whether foreseeable or not, arising out of or in connection with the provision of the Services (including each Report), failure to perform its obligations under this Agreement or any tort, including without limitation, negligent acts or omissions, of any nature or kind howsoever related to the Services (including each Report) provided hereunder. Without limiting the generality of the foregoing, such excluded damages shall include loss of goodwill, loss of earnings, the failure to realize expected savings, loss of profits, loss of business opportunities, loss of financial support and special, incidental, indirect, punitive or consequential damages arising from or in connection with any claims made against the Customer by a third party whether or not such damages are foreseeable. The foregoing limitation on damages shall not apply in the event of an intentional, willful breach by Sproule of its obligations hereunder.

b)

Notwithstanding any other provision of this Agreement, Sproule shall not be held liable for any Damages suffered or incurred by the Customer arising out of any inaccuracies, errors or omissions in the information provided to Sproule by the Customer or third parties that forms part of the Services (including each Report), unless due to Sproule's willful misconduct.

c)

Notwithstanding any other provision of this Agreement, the Parties agree that with respect to each Project performed by Sproule under this Agreement, the maximum liability of Sproule to the Customer under or in relation to this Agreement in respect of each such Project will not in any event exceed an aggregate amount equal to 100% of the Fees paid pursuant to Section 3.1 in respect of such Project.

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ARTICLE 7

CONFIDENTIALITY

7.1	Confidentiality

a)

Subject to Section 7.2, Sproule shall not use (except to the extent expressly permitted hereunder) and shall take reasonable precautions to prevent the disclosure of all confidential information of the Customer in written, electronic or other tangible form that is identified as confidential at the time of disclosure and obtained by Sproule in the course of performing its obligations under this Agreement (the "Confidential Information").

b)	Notwithstanding the foregoing, Confidential Information shall not include the following:

(i)	information that is publicly available at the date of disclosure by the Customer or which thereafter becomes publicly available through no fault of Sproule;

(ii)	information that is already known to Sproule at the time of its disclosure by the Customer and is not otherwise subject to restrictions on use or disclosure;

(iii)

following its disclosure to Sproule, information that is received by Sproule without restrictions on use or disclosure from a third party who Sproule had no reason to believe was not lawfully in possession of such information free of any obligation of confidence;

(iv)	the Customer has given its prior written approval to Sproule to disclose such information;

(v)	information that is independently developed for Sproule by third parties who have not had access to the Confidential Information; or

(vi)	information that is independently developed by an employee, employee group or division of Sproule who has not had access to Confidential Information.

7.2	Permitted Disclosure

Sproule shall not have violated the terms of Section 7.1 for disclosing Confidential Information:

a)

to its affiliates and to its and their respective directors, officers, employees and consultants who need to know the information for the purposes of this Agreement, provided in each case that: (i) such person is informed of the confidential nature of the Confidential Information; (ii) such person agrees to comply with the requirements of Section 7.1; and (iii) Sproule will be liable for any violations thereof by such person;

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b)

to third parties (including agents, subcontractors, professional advisors and other representatives) performing services related to this Agreement provided in each case that: (i) such third party has executed a written confidentiality agreement under which the third party is obligated to maintain the confidentiality of the Confidential Information; and (ii) Sproule will remain liable for any violations of Section 7.1 by such third parties;

c)

in order to comply with any applicable law, provided that where legally permitted, Sproule will notify the Customer of the disclosure or possible disclosure under Section 7.1 and will use commercially reasonable efforts to provide the Confidential Information under conditions of confidentiality;

d)

if, in the opinion of Sproule, as part of a legal or regulatory process, it is required to disclose the Confidential Information including the disclosure of such information as a component of establishing or justifying the basis upon which the Report was prepared or the opinions in the Report, Sproule may make such disclosure, provided that it has given notice (to the extent that it is able to do so) to the Customer.

ARTICLE 8

REPORTS

8.1	Reports

a)	For the purposes of this Section 8.1, "Consultant Materials" comprises:

(i)	materials, processes, designs, inventions and techniques which were developed by Sproule in advance of, or independent of, this Agreement; and

(ii)

the know how or experience of individuals involved in providing the services where such know-how or experience would be known to any person skilled in the art (namely, a person who understands as a practical matter the problem to be overcome, how different devices or methods may work, and the likely effect of using them) who does not have access to any confidential information of the Customer.

b)	For the purposes of this Section 8.1, "Third Party Software" comprises any third party software that is used by Sproule in generating any Reports or otherwise performing its obligations hereunder.

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c)

Except for the Consultant Materials (in which Sproule shall retain all rights) and Third Party Software, all right, title and interest in and to the Report shall be the property of the Customer. Sproule shall retain all right, title and interest in and to all Consultant Materials. To the extent the Report includes any Consultant Materials, Sproule grants to the Customer a non-exclusive, non-assignable, non-terminable and royalty free license to copy, use, make derivative works from and disclose such Consultant Materials solely in connection with the Customer's use of the Report delivered hereunder and only to the extent reasonably necessary to permit the Customer to use same. This license may be assigned by the Customer to any person who acquires the assets of the Customer to which the applicable Report relates.

d)

Sproule has all necessary rights to use the Third Party Software for the purposes of creating the Reports and delivering same to the Customer hereunder. The Customer acknowledges that should it wish to update or otherwise modify the content of the Reports it may be required to separately license such Third Party Software from such third party.

ARTICLE 9

FORCE MAJEURE

9.1	Force Majeure

For purposes of this Agreement, "Force Majeure" shall mean any cause beyond the reasonable control of the Party affected thereby (the "Affected Party"), including without limitation, acts of God, strikes, lock-outs or other labour or industrial disturbances, accidents, fires, explosions, weather conditions, inability to secure fuel, power, materials, contractors or labour, failure of equipment or machinery, computer viruses, delays in transportation, war, civil commotions, riot, sabotage, interruptions by government, government regulation or any law, act or order of any court or regulatory body having jurisdiction over the Affected Party.

9.2	Effect of Force Majeure

Notwithstanding any other provision of this Agreement, if by reason of Force Majeure an Affected Party is unable, wholly or in part, to perform or comply with any obligation under this Agreement, then the obligations of the Affected Party under this Agreement shall to such extent be suspended and the Affected Party will not be liable for any Damages incurred by the other Party as a result thereof and the Affected Party shall suffer no prejudice for failing to perform or comply or for delaying such performance or compliance during the continuance and to the extent of the inability so caused from and after the happening of the event of Force Majeure, provided that: (i) the Affected Party gives the other Party prompt written notice of its inability and reasonably full particulars of the Force Majeure event, (ii) the suspension or delay of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure event, and (iii) the Affected Party shall use all reasonable efforts to remedy the situation and remove, so far as possible and with reasonable dispatch, the cause of its inability to perform or comply, provided that there shall be no obligation on an Affected Party to settle labour disputes or to test or to refrain from testing the validity of any order, regulation or law in any court, tribunal or regulatory body having jurisdiction. With respect to any event of Force Majeure, the Affected Party shall give prompt notice of its cessation.

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ARTICLE 10

RELATIONSHIP AND DISPUTE RESOLUTION

10.1	Independent Contractors

Sproule and its subcontractors are independent contractors of the Customer for all purposes. Nothing in this Agreement or its performance shall be construed to create: (a) a partnership, joint venture or other joint business arrangement or agency between Sproule and the Customer; (b) any fiduciary duty owed by one Party to the other Party; (c) a relationship of employer and employee between the Parties; or (d) any basis for any employee of a Party to claim that he or she is an employee of the other Party.

10.2	Disputes

Should any dispute, controversy, claim, question or difference (a "Dispute") of any kind arise at any time with respect to the carrying out by a Party of its obligations hereunder, the Parties agree that good faith negotiations shall immediately take place between the Parties with the objective of resolving such Dispute. If such good faith negotiations fails to resolve the Dispute to the satisfaction of the Parties, at any time any Party to whose satisfaction such Dispute shall not have been resolved may refer the Dispute to binding arbitration (the "Arbitration") pursuant to the Arbitration Act (Alberta) (the "Act") in accordance with this Section 10 by notice in writing to the other Party. The arbitration tribunal shall consist of one arbitrator (the "Arbitrator") agreed upon by the Parties within ten business days following delivery of the written notice to arbitrate, failing which the Arbitrator shall be appointed pursuant to the provisions of the Act. The Parties agree that the Arbitrator shall resolve such Dispute, as expeditiously as possible following referral to Arbitration. The Arbitration shall be completely private (subject to the regulatory requirements of any Party as a public company) and shall take place in Calgary, Alberta unless the Parties agree otherwise. The Parties shall do all such acts and things as are necessary to enable the Arbitrator to make proper findings respecting the matters in issue. The Arbitrator may order interest on any award and the Arbitrator may award costs to either Party. In the absence of any such award of costs, each of the Parties shall bear its own costs of any Arbitration pursuant to this Section 10. The Arbitrator shall be strictly bound by legal principles and the nature of this Agreement in rendering his decision. The Parties agree that good faith negotiations and the Arbitration shall all be without recourse to the Courts. The award of the Arbitrator shall be final and binding, except that any Party may appeal an arbitration award to the Courts of the Province of Alberta on a question of law.

ARTICLE 11

EMPLOYEES

11.1	No Hire

For a period of two years from the date of this Agreement, each Party agrees that it will not hire any of the employees (or individuals who were employed by the other Party or its affiliates within the 12 month period prior to the proposed date of hire by such Party) of the other Party or its affiliates with whom it had contact during the term of this Agreement, including without limitation the employees listed in each Schedule "C".

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11.2	Non-Solicit

Neither Party will directly or indirectly solicit for employment any person who is now employed by the other Party (or was employed by the other Party within 12 months of any proposed solicitation) except:

a)	with the prior written consent of other Party;

b)

in so far that such individual responds to a bona fide public job advertisement of general circulation made by such Party (whether posted on a public site on the Internet or in a newspaper, magazine or other publication); provided that such advertisement is not specifically targeted at the other Party or its employees;

c)	if such individual has been terminated, or given notice of termination, by the other Party prior to the commencement of employment discussions between such individual and such Party; or

d)

if such individual is submitted to such Party by a third-party unaffiliated employment agency, provided that such Party has not provided such employment agency any information regarding its interest in such individual.

ARTICLE 12

MISCELLANEOUS

12.1	Notices

Any notice, direction or other communication required or permitted to be given under this Agreement, unless otherwise specifically provided for, shall be in writing and may be delivered personally or by e-mail, facsimile, courier or registered mail (postage prepaid) to the recipient’s address as follows:

(a)	to Sproule at:

Sproule Suite 900, North Tower, Sun Life Plaza 140 - 4th Avenue S.W. Calgary, Alberta, Canada T2P 3N3

	Attention:	Barrie F. Jose, M.Sc., P.Geoph. Vice President – Geosciences, International & Partner
	Facsimile:	(403) 294-5590
	Email:	barrie.jose@sproule.com

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(b)	to the Customer at:

Black Stallion Oil & Gas, Inc. 633 W. 5th Street, 26th Floor Los Angeles, CA 90071 USA

	Attention:	Mr. George Drazenovic C.E.O. and Director
	Facsimile:	(213) 223-2317
	Email:	george.drazenovic@blackstallionoil.com

Any notice or other communication given personally or by courier shall be deemed to have been given on the date delivered if such date is a business day and such delivery was made prior to 5:00 p.m. (local time in the place of receipt) and otherwise on the next business day; any delivery by facsimile or e-mail shall be deemed to be given at the commencement of the next following business day; and any notice or other communication given by prepaid mail shall be deemed to have been given on the day delivered to the addressee. Any Party may change its address for service by notice served as set out above and any subsequent notice shall be sent to such Party at its changed address or changed facsimile number.

12.2	Time of the Essence

Time shall be of the essence of this Agreement.

12.3	Third Party Beneficiaries

The Parties intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any person other than the Parties to this Agreement, and no person, other than the Parties to this Agreement, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

12.4	Acknowledgement

The Parties acknowledge that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with transactions under this Agreement. The term, remedy and liability limitations herein are intended to affect the relief available to the Parties.

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12.5	Amendments

This Agreement may only be amended or otherwise modified by written agreement executed by the Customer and Sproule.

12.6	Waiver

a)

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver.

b)

No failure on the part of Sproule or the Customer to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

12.7	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein, and neither Sproule nor the Customer has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

12.8	Successors and Assigns

a)

This Agreement shall become effective when executed by Sproule and the Customer and after that time shall be binding upon and enure to the benefit of Sproule and the Customer and their respective successors and permitted assigns.

b)	Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any Party without the prior written consent of the other Party.

12.9	Governing Law

a)	This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

b)

Subject to the agreement of the Parties to resolve Disputes in accordance with Article 10, in the event that any action or proceeding relating to this Agreement may be brought in court, each of the Parties irrevocably attorns and submits to the exclusive jurisdiction of the Court of Queen's Bench of Alberta and all courts of appeal therefrom.

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12.10	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or portable document format) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

12.11	Non-Exclusive

This Agreement is non-exclusive. Sproule reserves the right to extend to others services which are similar or dissimilar to the Services provided hereunder.

12.12	Compliance With Laws

Notwithstanding any other provision of this Agreement, each of the Parties shall comply with all laws and regulations applicable to it in the performance of its obligations under this Agreement.

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SCHEDULE "A-#"

To Master Services Consulting Agreement

Made as of September 16, 2015

between

Sproule

and

Black Stallion Oil & Gas, Inc.

Services

A.1	With reference to Article 2.1 of the Agreement, the Services provided by Sproule shall include the following:

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SCHEDULE "B-#"

To Master Services Consulting Agreement

Made as of September 16, 2015

between

Sproule

and

Black Stallion Oil & Gas, Inc.

Budget Amount and Fees

B.1 With reference to Article 2.1 and Article 3.1 of the Agreement, the estimated Budget Amount and Fees for the Services to be provided are as follows.

The estimated Budget Amount and Fees include professional fees and computer costs. The information provided by the Customer, including the list of properties and any existing profiles or evaluations, was used to estimate the time needed to complete the Services and assumes a single pass review and revision process upon completion of each property evaluation prior to finalization. Should multiple reviews and revisions be required, it is expected that costs would be higher than those estimated herein. The properties may be more complex than is known at present, so the actual cost of the Services provided could be higher than quoted herein. Sproule will provide notice to the Customer if this is the case, and will proceed only if the adjusted estimated Budget Amount is approved by the Customer.

The professional fees of Sproule are based on the number of hours our technical staff actually spend preparing the Report, rather than on an estimate.

After reviewing the information provided by Customer concerning the Services to be provided by Sproule, Sproule estimates the cost of the Services to be US$ ___________ (not including GST) (the “Budget Amount”). The following table is a breakdown of this cost estimate which is based on the Fees as set out in the current Consulting Fee Schedule attached hereto.

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Type of Service/Task	Estimated Budget Amount* (US $)

Geology and Geophysics
Engineering and Economics
Computer and Data Retrieval
Report Preparation

Total Estimated Budget Amount

_______

* Not including GST

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Consulting Fee Schedule*

Select from file W:\#Current Fee Schedules\

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SCHEDULE "C-#"

To Master Services Consulting Agreement

Made as of September 16, 2015

between

Sproule

and

Black Stallion Oil & Gas, Inc.

Sproule Employees

C.1 With reference to Article 2.1 of the Agreement, the Key Employees performing the Services will be the following:

Individual	Designation	Sproule Position

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PROJECT 1

Black Stallion Oil & Gas, Inc.
Technical Advisory Services, Woodrow Prospect,
Teton County, Montana, USA
Phase I

Attached hereto are:

Schedule A-1 Services
Schedule B-1 Budget Amount and Fees
Schedule C-1 Sproule Employees

(hereinafter the "Attached Schedules")

The Attached Schedules have been completed pursuant to and are governed by the Master Services Consulting Agreement made as of September 16, 2016, between Sproule International Limited and Black Stallion Oil & Gas, Inc..

The Parties hereto agree to the provision of the Services, the estimated Budget Amount and Fees for the Services, and the Key Employees to be involved in providing the Services, all as more particularly set out in the Attached Schedules.

Black Stallion Oil & Gas, Inc.

Per: George Drazenovic
Mr. George Drazenovic
C.E.O. and Director

Sproule International Limited

Per: Barrie Jose
Barrie. F. Jose, M.Sc.,
P.Geoph.
Vice President – Geosciences,
International & Partner

Black Stallion Oil & Gas, Inc.
Sproule International Limited

GD

21

Schedule "A-1"

to

Master Services Consulting Agreement

made as of September 16, 2016

between

Sproule International Limited

and

Black Stallion Oil & Gas, Inc.

Black Stallion Oil & Gas, Inc.
Technical Advisory Services, Woodrow Prospect,
Teton County, Montana, USA
Phase I

Services

A. Scope of Work

The scope of work and corresponding cost estimate outlined in this proposal is based on the summary e-mail received from Mr. George Drazenovic, CEO and Director of Black Stallion Oil & Gas Inc. on September 1, 2015.

In that email, the Company outlined four proposed phases of technical assistance and requested that Sproule provide further thought on the scope and potential costs for such technical work.

The scope of this work includes time and cost estimates for technical reviews of the assets potential, geological, geophysical, petrophysical/well log analysis work and standard engineering and for support staff required to complete the tasks.

At this time, reporting would optionally, at the Company's discretion, involve generation of a geological review letter following Phase I and optionally a Prospective Resources report following Phase II for any prospects identified during that phase.

Black Stallion Oil & Gas, Inc.
Sproule International Limited

GD

22

The study area is in the vicinity of the Woodrow Prospect in Teton County, northwest Montana within the Alberta Bakken fairway.

Although all of the optional phases are outlined in the general project workflow below, as it is currently considered by the Company, this Project Schedule 1 covers just the Phase I portion of the project. Should the Company wish to proceed with optional Phases II through IV, individual Project Schedules for those phases would be provided for the Company's approval at that time.

Phase I – Initial Regional Review of Prospectivity

During the first phase, a regional compilation and synthesis of information on the study area is envisioned.

This would include a review of the following material made available to Sproule by the Company or collected on behalf of the Company at cost:

- Any existing studies or databases such as the June 30, 2014 evaluation of prospective resources undertaken by B. Whelan
- The Hydrodynamic Atlas of the Williston Basin
- Land sale data made available to Sproule
- Well locations, tops, shows, production history compiled from our Accumap database
- The Exshaw Resource Play Microstudy
- Discovery Digest and Spark publications
- Internet search materials
- Montana State publically available files
- Publically available satellite imagery and digital elevation data
- A basemap from seismic vendors of available 2D & 3D seismic data for purchase
- Available data from nearby analogue fields along with their well test and production data
- Any available DST test reports, production test results, production logging interpretations, monthly production volumes by well and pressure histories obtained from the areas of interest
- Any available reservoir fluid property test reports as well as laboratory PVT test reports

It is envisioned by Sproule the maps and other graphical materials (if needed) will be compiled and spatially rectified into a *GlobalMapper* or *Petrel* data base.

To improve the data synthesis and collection, Sproule can meet with all available technical representatives of the Company in online *WebEx* meetings.

Black Stallion Oil & Gas, Inc.
Sproule International Limited

GD

23

Industry trade seismic data, available for purchase, may be identified through data brokers and incorporated into the *GlobalMapper* or *Petrel* map database. Any available Company or published seismic interpretation data will be reviewed.

An economic evaluation of the Company's lands has not been requested and is not part of the project scope.

If necessary, all graphical map data may be geo-rectified into an appropriate real world coordinate system and an organized digital database compilation of all materials.

At the Company's discretion, a review letter report will be provided at the end of Phase I, summarizing the findings. These may include identification and discussion of the most prospective reservoir zones and anticipated reservoir parameters, positive and negative hydrocarbon play elements, significant test results in the study area and nearby offsetting acreage, and recommendations for more detailed analysis to be optionally performed with the Company's approval in Phase II.

Additional Optional Phases for Future Consideration by the Company

Phase II – Enhanced Technical Studies

Should the Company wish to proceed after review of the findings of the Phase I regional data compilation, further studies could be conducted at Black Stallion's discretion and cost in Phase II.

These studies may include:

- QC review of potentially purchased 2D or 3D seismic trade data from third party vendors.
- Interpretation of the purchased seismic data and integration with available or purchased well data
- Identification of prospects and leads
- Prepare a seismic acquisition program to compliment industry trade seismic data if required
- Interpret potentially acquired seismic
- Finalize geophysical interpretation and synthesis on analogue petrophysical, geophysical, geological, and engineering data
- Identify and recommend a drilling location
- Develop prognosis for exploration well target
- Canvas drilling and completion service providers for indicative costs
- Preliminary economics to determine if drilling warranted
- Present report on drilling prospect including summary of actions for Phase III

Black Stallion Oil & Gas, Inc.
Sproule International Limited

24

Any data purchases would be at the Company's discretion and expense. At the Company's discretion, an NI51-101 compliant Prospective Resource report could be provided at the end of Phase II, summarizing the low, best, and high estimates of petroleum initially-in-place and the undiscovered prospective resources for any prospects identified during Phase II.

Phase III – Drilling and Completion Recommendations

Phase II will summarize prospect identification and drilling recommendations. At the Company's discretion, Phase III would involve work on finalizing plans for drilling and completions.

These studies may include:

- Finalize geophysical and geological interpretation
- Finalize recommendations on drilling and completions programs
- Final pre-drill economic evaluation
- Establish development plan
- Present report on above recommendations

Geoscience costs are anticipated to be very low in this phase. An estimate of engineering costs would be provided should the Company wish to proceed to Phase III.

Phase IV – Drilling and Completion of the Well

Should the Company wish to proceed after review of the findings of the Phase III drilling and completion recommendations, Sproule could provide technical assistance at Black Stallion's discretion to the Company's drilling, completions and testing contractors as required.

If successful in the drilling campaign, Sproule would be pleased to bid on generation of an NI51-101 compliant reserves evaluation report.

Preparation of Report

At the Company's discretion, the results of the Phase I research could be compiled into a fit-for-purpose "review" report. Optionally at the end of Phases II at the Company's discretion, an NI51-101 compliant Prospective Resource report could be generated for any prospects identified in Phase II.

Black Stallion Oil & Gas, Inc.
Sproule International Limited

G.D.

25

The Company would be provided with one (2) paper copies and one (2) CD's of these optional reports. Additional copies can be provided at the Company's request and expense.

Black Stallion Oil & Gas, Inc.
Sproule International Limited

26

Schedule "B-1"

to

Master Services Consulting Agreement

made as of September 16, 2016

between

Sproule International Limited

and

Black Stallion Oil & Gas, Inc.

Black Stallion Oil & Gas, Inc.
Technical Advisory Services, Woodrow Prospect,
Teton County, Montana, USA
Phase I

Budget Amount and Fees

The estimated Budget Amount and Fees include professional fees and computer costs. The information provided by the Customer was used to estimate the time needed to complete the Services. Given the uncertainty in the data that will be available to us, and the amount of research that will be needed to complete the project, we are not able to provide this quote on a lump sum basis. The work may be more complex than is known at present, so the actual cost of the Services provided could be higher than quoted herein. Sproule will provide notice to the Customer if this is the case, and will proceed only if the adjusted estimated Budget Amount is approved by the Customer.

After reviewing the information provided by Customer, Sproule estimates the cost of the Services for Phase 1 are estimated to be $20,000 – 30,000 (not including GST) (the "Budget Amount").

Black Stallion Oil & Gas, Inc.
Sproule International Limited

G.D.

27

The following table is a breakdown of this cost estimate which is based on the Fees set out in the Consulting Fee Schedule attached hereto and the currently estimated time to complete each task.

Type of Service/Task	Estimated Budget Amount* (US $)
Geology and Geophysics	15,000 – 20,000
Engineering	5,000 – 10,000
Report Preparation	Review Letter included if required
Total Estimated Budget Amount	**$ 20,000 – 30,000**

* Not including GST

The estimated total project cost includes professional fees, computer costs, reproduction costs and third-party expenses (if any). The brief suggested scope of work provided by the Company on September 4, 2015 was used to estimate the time needed to complete the Project. However, the fields and/or wells may be more complex than is known at present; therefore, the actual cost of the Project could be higher than quoted in the commercial proposal.

The fee estimate is based on the following assumption that all data required for engineering, geophysical, geological, and petrophysical data will be made available to Sproule in a timely manner and the Company's technical staff will be available for discussions (if necessary) on a reasonably timely basis.

A fee deposit is required before starting the work; it would be credited against a final invoice and would be equal to 50 percent of the Fee Estimate range. Presently this would be **US$15,000** to begin Phase I.

We have staff available to begin work on Phase I immediately upon approval of the project, signing of a Master Services Consulting Agreement (MSCA), and payment of the deposit. The deadlines for all phases and other deliverables can be discussed with the Company.

Additional work requested by the Company, will be charged at the rates outlined in our Fee Schedule, included in Appendix B.

Black Stallion Oil & Gas, Inc.
Sproule International Limited

GD.

28

The above estimate does not include any provision for costs and professional fees associated with a site visit. If travel is required, this would be charged at cost using business class travel and using our standard fee schedule (in Appendix B) for any associated professional time. The cost of purchasing any of the data used in the study will be at the Company's discretion and expense. Travel and meeting time will be based on our fee schedule.

Black Stallion Oil & Gas, Inc.
Sproule International Limited

GD

29

Sproule

Consulting Fee Schedule*

	HOURLY RATES US$
EXECUTIVE	
President	480
Executive Vice-President	455
Senior Vice-President	440
Vice-President	425
PARTNERS AND ASSOCIATES	
Manager	390
Supervisor	370
Senior	370
Intermediate	310
ENGINEERS, GEOLOGISTS AND GEOPHYSICISTS	
Supervisor	370
Senior	350
Intermediate	290
Junior	210
TECHNOLOGISTS, TECHNICIANS AND COMPUTER ANALYSTS	
Supervisor	295
Senior	230
Intermediate	180
Junior	130
SUPPORT SERVICES	
Supervisor	295
Senior	180
Intermediate	145
Junior	130

*Notes:

1. A premium will be charged for projects with extremely short deadlines or which make an unusually heavy use of our interpreted database.
2. When Executive, Managers or senior staff are acting as advisors rather than evaluators, the fees charged will reflect the advice given and not the time spent.
3. If required, third party experts retained by Sproule will be charged at Executive rates.
4. Costs of program rentals, logs, database, reproductions, communications, other third-party charges and all expenses for field work will be billed in addition to the hourly rates.
5. G.S.T. will be charged on our consulting fees where applicable

Black Stallion Oil & Gas, Inc.
Sproule International Limited

GD.

30

Schedule "C-1"

to

Master Services Consulting Agreement

made as of September 16, 2016

between

Sproule International Limited

and

Black Stallion Oil & Gas, Inc.

Black Stallion Oil & Gas, Inc.
Technical Advisory Services, Woodrow Prospect, Teton County, Montana, USA
Phase I

Sproule Employees

C.1 With reference to Article 2.1 of the Agreement, the core project team of Key Employees dedicated and responsible for coordinating and directing completion of the Services will be the following:

Individual	Designation	Sproule Position
Core Project Team		
Suryanarayana Karri	P.Geoph.	Manager, Geosciences & Partner
Vladimir Torres	M.Sc., B.Sc.	Senior Geological Specialist & Partner
Alec Kovaltchouk	P.Geo.	Manager, Geosciences & Partner
Richard Brekke	P.Eng.	Manager, Engineering & Partner
Senior Advisory		
Douglas Carsted	P.Geol.	Executive Vice President, CTO, Head of Sproule International & Director
Barrie Jose	P.Geoph.	Vice-President, Geosciences & Partner

GD.

31

The overall project supervision will be established upon award of the contract. Once the project commences, additional technical staff will be assigned to the project if required. We will utilize geologists, geophysicists, petrophysicists and engineers that are familiar with the specific asset type to leverage their experience. To ensure our technical work is of the highest quality, the report is reviewed and approved by one of the executives of our firm.

WSLegal\000471\00012\2833695v2

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